Filed Pursuant to Rule 433

Registration No. 333-188261

Registration No. 333-188261-03

Registration No. 333-188261-04

Issuer Free Writing Prospectus dated April 28, 2015

Relating to Preliminary Prospectus Supplement dated April 27, 2015

CNOOC LIMITED

Pricing Term Sheet

2.625% Notes due 2020 (the “2020 Notes”)

Issuer:	CNOOC Finance (2015) Australia Pty Ltd
Guarantor:	CNOOC Limited
Principal Amount:	US$1,500,000,000
Maturity Date:	May 5, 2020
Coupon:	2.625%
Public Offering Price:	99.716% of principal amount
Ranking:	Senior unsecured
Format:	SEC registered
Listing:	The Stock Exchange of Hong Kong Limited
Denomination:	US$200,000 and integral multiples of US$1,000 in excess thereof
Yield to Maturity:	2.686%
Spread to Benchmark Treasury:	1.280%
Benchmark Treasury:	1.375% due 03/2020
Benchmark Treasury Price and Yield:	99-27 1⁄4 and 1.406%
Interest Payment Dates:	May 5 and November 5, commencing November 5, 2015
Interest Record Dates:	April 20 and October 20 immediately preceding each Interest Payment Date
Day Count Convention:	30/360
Optional Redemption:	Treasury Rate plus 20 basis points
Trade Date:	April 28, 2015
Settlement Date:	May 5, 2015
Expected Listing Date:	On or about May 6, 2015
CUSIP/ISIN:	12634G AA1 / US12634GAA13
Expected Issue Ratings*:	Aa3 by Moody’s / AA- by S&P
Joint Global Coordinators, Joint Lead Managers and Joint Bookrunners:	BOCI Asia Limited
Citigroup Global Markets Inc.
Credit Suisse Securities (USA) LLC
Goldman Sachs (Asia) L.L.C.
Joint Bookrunners:

Merrill Lynch, Pierce, Fenner & Smith Incorporated

China International Capital Corporation

        Hong Kong Securities Limited

ICBC International Securities Limited

J.P. Morgan Securities LLC

Morgan Stanley & Co. International plc

Société Générale

Standard Chartered Bank

3.500% Notes due 2025 (the “2025 Notes”)

Issuer:	CNOOC Finance (2015) U.S.A. LLC
Guarantor:	CNOOC Limited
Principal Amount:	US$2,000,000,000
Maturity Date:	May 5, 2025
Coupon:	3.500%
Public Offering Price:	99.075% of principal amount
Ranking:	Senior unsecured
Format:	SEC registered
Listing:	The Stock Exchange of Hong Kong Limited
Denomination:	US$200,000 and integral multiples of US$1,000 in excess thereof
Yield to Maturity:	3.611%
Spread to Benchmark Treasury:	1.600%
Benchmark Treasury:	2.000% due 02/2025
Benchmark Treasury Price and Yield:	99-29 and 2.011%
Interest Payment Dates:	May 5 and November 5, commencing November 5, 2015
Interest Record Dates:	April 20 and October 20 immediately preceding each Interest Payment Date
Day Count Convention:	30/360
Optional Redemption:	Treasury Rate plus 25 basis points
Trade Date:	April 28, 2015
Settlement Date:	May 5, 2015
Expected Listing Date:	On or about May 6, 2015
CUSIP/ISIN:	12634M AB6 / US12634MAB63
Expected Issue Ratings*:	Aa3 by Moody’s / AA- by S&P
Joint Global Coordinators, Joint Lead Managers and Joint Bookrunners:	BOCI Asia Limited
Citigroup Global Markets Inc.
Credit Suisse Securities (USA) LLC
Goldman Sachs (Asia) L.L.C.
Joint Bookrunners:

Merrill Lynch, Pierce, Fenner & Smith Incorporated

China International Capital Corporation

        Hong Kong Securities Limited

ICBC International Securities Limited

J.P. Morgan Securities LLC

Morgan Stanley & Co. International plc

Société Générale

Standard Chartered Bank

4.200% Notes due 2045 (the “2045 Notes”)

Issuer:	CNOOC Finance (2015) Australia Pty Ltd
Guarantor:	CNOOC Limited
Principal Amount:	US$300,000,000
Maturity Date:	May 5, 2045
Coupon:	4.200%
Public Offering Price:	100% of principal amount
Ranking:	Senior unsecured
Format:	SEC registered
Listing:	The Stock Exchange of Hong Kong Limited
Denomination:	US$200,000 and integral multiples of US$1,000 in excess thereof
Yield to Maturity:	4.200%
Spread to Benchmark Treasury:	1.496%
Benchmark Treasury:	3.000% due 11/2044
Benchmark Treasury Price and Yield:	106-00 and 2.704%
Interest Payment Dates:	May 5 and November 5, commencing November 5, 2015
Interest Record Dates:	April 20 and October 20 immediately preceding each Interest Payment Date
Day Count Convention:	30/360
Optional Redemption:	Treasury Rate plus 25 basis points
Trade Date:	April 28, 2015
Settlement Date:	May 5, 2015
Expected Listing Date:	On or about May 6, 2015
CUSIP/ISIN:	12634G AC7 / US12634GAC78
Expected Issue Ratings*:	Aa3 by Moody’s / AA- by S&P
Joint Global Coordinators, Joint Lead Managers and Joint Bookrunners:	BOCI Asia Limited
Citigroup Global Markets Inc.
Credit Suisse Securities (USA) LLC
Goldman Sachs (Asia) L.L.C.
Joint Bookrunners:

Merrill Lynch, Pierce, Fenner & Smith Incorporated

China International Capital Corporation

        Hong Kong Securities Limited

ICBC International Securities Limited

J.P. Morgan Securities LLC

Morgan Stanley & Co. International plc

Société Générale

Standard Chartered Bank

The aggregate proceeds from this offering, after deducting underwriting commissions and estimated offering expenses payable by the Issuer and the Guarantor, are estimated to be approximately US$3,765.1 million.

*	A securities rating is not a recommendation to buy, sell or hold securities and may be revised or withdrawn at any time. Each rating should be evaluated independently of any other rating.

This pricing term sheet should be read in conjunction with the prospectus dated April 27, 2015, as supplemented by the preliminary prospectus supplement dated April 27, 2015 (the “Prospectus Supplement”), relating to this offering. The Prospectus Supplement shall be amended as follows:

The paragraph under the heading “No Sales of Similar Securities” on page S-34 shall be deleted and replaced with the following:

“We and the 2015 Issuers have each agreed that we will not, for a period of 30 days after the date of closing (which is expected to be the fifth business day following the date of this prospectus supplement), without first obtaining the prior written consent of the underwriters, offer, sell or contract to sell, or otherwise dispose of, directly or indirectly, or announce the offering of, any debt securities issued or guaranteed by us or the 2015 Issuers having a tenor of more than one year, except for the Notes sold to the underwriters pursuant to the underwriting agreement and any loans, including bilateral or syndicated loans or club deals. The underwriters in their sole discretion may release any of the securities subject to these lock-up agreements at any time without notice.”

The Issuers and the Guarantor have filed a registration statement (including a prospectus) and a prospectus supplement with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, copies of the prospectus supplement and the accompanying prospectus may be obtained from Citigroup Global Markets Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, telephone: 1-800-831-9146; Credit Suisse Securities (USA) LLC, Eleven Madison Avenue, New York, NY 10010-3629, telephone: 1-212-325-2000; Prospectus Group, Goldman Sachs & Co, 200 West Street, New York, NY 10282, telephone: 1-866-471-2526 / 1-212-902-9316; Merrill Lynch, Pierce, Fenner & Smith Incorporated, One Bryant Park, New York, NY 10036, United States of America, with a copy to: Merrill Lynch, Pierce, Fenner & Smith Incorporated, 50 Rockefeller Plaza, New York, NY 10020, United States of America; China International Capital Corporation Hong Kong Securities Limited, 29th Floor, One International Finance Centre, 1 Harbour View Street, Central, Hong Kong; ICBC International Securities Limited, 37/F, ICBC Tower, Garden Road, Hong Kong; Prospectus Department, J.P. Morgan Securities LLC, 383 Madison Avenue, New York, New York 10179, Facsimile: +1 212 834 6081, Attn: Investment Grade Finance; Morgan Stanley & Co. LLC, 180 Varick Street, New York, NY 10014; Société Générale, 29, boulevard Haussmann, 75009 Paris, France; Standard Chartered Bank, Marina Bay Financial Centre, Tower 1, 8 Marina Boulevard, Level 20, Singapore 018981, Facsimile: +65 6535 1931 Attention: Capital Markets.

Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded. Such disclaimer or notice was automatically generated as a result of this communication being sent by Bloomberg or another email system.

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